SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                          -----------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934

       Date of Report: (Date of earliest event reported): October 28, 1996

                             WRT ENERGY CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                    TEXAS                               1-10753
           (STATE OF INCORPORATION)             (COMMISSION FILE NUMBER)

                                   72-1133320
                       (IRS EMPLOYER IDENTIFICATION NO.)

                           5718 WESTHEIMER, SUITE 1201
                              HOUSTON, TEXAS 77057
              (ADDRESS OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                  713/706-3295
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

                                (NOT APPLICABLE)
          (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

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ITEM 5.        OTHER EVENTS

GENERAL

        On October 28, 1996, WRT Energy Corporation ("WRT" or the "Company") entered into a preliminary letter agreement with DLB Oil & Gas, Inc. ("DLB") and Wexford Management LLC, on behalf of its affiliated investment funds ("Wexford") pursuant to which the Company accepted a proposal by DLB and Wexford for DLB and Wexford to sponsor and fund a plan of reorganization (the "DLBW Proposal") in the Company's Chapter 11 bankruptcy case pending before the United States Bankruptcy Court for the Western District of Louisiana, Lafayette-Opelousas Division (the "Court"). Wexford and DLB, and the joint venture that they propose to form for purposes of the transactions described below, are collectively referred to as the "DLBW Proponent." The preliminary letter agreement entered into by the Company, DLB and Wexford is referred to as the "Letter Agreement." The Letter Agreement was reached after an extensive search undertaken by Jefferies & Company, Inc. and the Company's management, for, and negotiations with, other qualified parties which had expressed an interest in or made an offer to buy or reorganize the Company. The Company has been advised by DLB and Wexford that they collectively own a substantial portion of the Company's 13-7/8% Senior Notes (the "Senior Notes").

        Approval of the DLBW Proposal is not assured. The DLBW Proposal is subject to a number of significant conditions and uncertainties including the approval of the Court for the payment by the Company to the DLBW Proponent of certain expense reimbursements and "break-up" fees, the negotiation between the Company and the DLBW Proponent of definitive agreements embodying the terms of the DLBW Proposal (the "Definitive Agreements"), and to confirmation by the Court of a final plan of reorganization in accordance with the DLBW Proposal. Because of the many conditions and uncertainties surrounding the DLBW Proposal and the Company's financial condition, it is likely that the DLBW Proposal summarized herein will be amended or supplemented from time-to-time as events develop. There can be no assurance whatsoever that negotiations critical to implementation of the DLBW Proposal will yield Definitive Agreements satisfactory to the Company or the DLBW Proponent, or that if Definitive Agreements are reached, that the resulting plan of reorganization will be approved by the Court on the terms set forth in the DLBW Proposal described herein, or at all.

        The Letter Agreement provides that only certain portions of it are to be construed as legally binding on the parties; all other terms are expressly stated to be non-binding. The portions of the Letter Agreement intended to be legally binding are generally described below under the captions "Interim Obligations," "Covenants of the Company," "Post-Petition Financing," "Expenses and Break-Up Fee," "Confidentiality," and "Termination." The summary of the Letter Agreement set forth herein is qualified in its entirety by the complete Letter Agreement, a copy of which is included as Exhibit 10.1 to this Current Report on Form 8-K.

INTERIM OBLIGATIONS

        The DLBW Proponent and WRT have agreed to proceed promptly (i) to seek approval from the Court for the incurrence of the obligations of the Company summarized under the captions "Covenants of the Company" and "Expenses and Break-Up Fee," (ii) to negotiate in good faith and

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seek approval from the Court of, and authorization for the Company to enter into, definitive agreements embodying the post-petition financing described under the caption "Post-Petition Financing," below, and (iii) to negotiate in good faith with each other as to one or more Definitive Agreements and, as joint proponents, to negotiate with other interested parties a consensual plan of reorganization for WRT embodying the terms described under the caption "Summary of Proposed Plan of Reorganization."

SUMMARY OF PROPOSED PLAN OF REORGANIZATION

        The Letter Agreement states that the proposed plan of reorganization must be on terms and conditions reasonably satisfactory to the DLBW Proponent, and must contain the provisions summarized below:

        STRUCTURE. The proposed plan of reorganization will be structured either as a reorganization of the Company as it presently exists, or as an asset purchase or stock acquisition by a company to be formed. In either case, the post-reorganization entity is referred to herein as "New WRT." The Letter Agreement states that the exact structure of the reorganization will be determined in such a fashion as to maximize initial asset and operational values. New WRT would continue to be a "public company." New WRT's organizational documents would be amended to provide for appropriate board representation and other protections for minority shareholders.

        PROPOSED INVESTMENT. The DLBW Proponent would commit to make a significant cash/equity investment of up to $21.0 million on the date on which the Company's plan of reorganization (the "Plan") is consummated (the "Consummation Date"), which would be used to purchase new common stock of New WRT. The DLBW Proponent's commitment is proposed to be made in connection with a rights offering pursuant to which additional new common stock of New WRT will be issued and sold. The DLBW Proponent and the holders of the Company's 13-7/8% Senior Notes (the "Bondholders") and its other unsecured creditors holding allowed claims would be entitled to participate in the rights offering. The DLBW Proponent would commit to (i) exercise its rights as a Bondholder to purchase the new common stock of New WRT and (ii) purchase all such new common stock not purchased by the Bondholders and other unsecured creditors of WRT. The proceeds from the sale of all such new common stock would be used to fund the payments required to be made pursuant to the Plan, as well as for the general corporate purposes of New WRT.

        ADMINISTRATIVE AND PRIORITY CLAIMS. All Administrative and Priority Claims allowed by the Court under bankruptcy law would be paid in cash in full on the effective date of the Plan, including certain claims for unpaid royalty payments, if such claims are not classified as unsecured claims by the Court. The Company has obtained Court approval of an employee bonus plan to offer incentives for its employees to remain in the employ of the Company through its bankruptcy proceeding and the Letter Agreement states that such bonus payments will be treated as priority claims.

        INCC SECURED CLAIM. The claim of Internationale Nederlanden (U.S.) Capital Corporation ("INCC") would be restructured on terms to be negotiated with INCC or as permitted by the Court. INCC contends that the funds that it lent to the Company (approximately $15.0 million of unpaid principal and accrued interest of $2.0 million) are secured claims against the Company. Unless otherwise permitted by the Court, INCC would retain its existing security interests as security for

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repayment of the restructured loan. In the Letter Agreement, however, the DLBW
Proponent has specifically reserved its right to contest the existence, validity, perfection and priority of INCC's asserted liens on the Company's interest in the West Cote Blanche Bay Field in St. Mary Parish, Louisiana.

        OTHER SECURED CLAIMS. All other allowed claims that are determined to be secured by valid, enforceable and non-avoidable liens on assets of the Company would be paid in full in cash under the Plan. These claims would include the claims of all holders of liens other than INCC and Texaco, Inc.
("Texaco").

        UNSECURED CLAIMS. Each Bondholder and each other holder of an allowed unsecured claim would receive such holder's PRO RATA share of 10.0 million shares of New WRT's new common stock and the right to purchase, at a price of $3.50 per share, such holder's PRO RATA share of between 4.3 and 6.0 million additional shares of New WRT's new common stock (for a minimum aggregate purchase price of $15,050,000 and a maximum aggregate purchase price of $21,000,000). As described above, the DLBW Proponent would commit to exercise its rights as a Bondholder to purchase the new common stock of New WRT pursuant to this rights offering, and would be entitled, and commit, to purchase all new common stock offered pursuant to the rights offering but not purchased by the Bondholders or other unsecured creditors.

        LITIGATION CLAIMS. The holders of claims in the class action lawsuits pending against the Company would be given the option to contribute their claims (other than claims against current or former directors and/or officers of WRT) to New WRT. New WRT may fund the further prosecution of the lawsuits, and the proceeds from the lawsuits, if any, would be divided among New WRT, the current or former Bondholders who have contributed their claims and the current or former stockholders who have contributed their claims. In addition, the current or former Bondholders and stockholders who have contributed their claims would receive warrants, exercisable within five years of the Consummation Date, to purchase 1% of the new common stock of New WRT at an exercise price of $10.00 per share, and would also receive any New WRT warrants described under the caption "--Pre-Petition Stockholders," below but not distributed to the pre-petition stockholders as set forth therein. The holders of claims in the class action who have NOT contributed their claims would receive the treatment described under the caption "--Pre-Petition Stockholders."

        PRE-PETITION STOCKHOLDERS. All rights and interests of the Company's pre-petition holders of the Company's Common Stock and its Series A 9% Convertible Preferred Stock will be terminated under the Plan; such stockholders would, therefore, have no further interest in New WRT. If, however, all classes of unsecured creditors and pre-petition stockholders vote to accept the Plan, the holders of claims in the class action who have not contributed their claims and the Company's pre-petition common and preferred stockholders would receive warrants, exercisable within five years of the Consummation Date, to purchase an aggregate of 4% of New WRT's new common stock, at an exercise price of $10.00 per share. The Board of Directors of the Company would determine the allocation of such warrants between the holders of pre-petition Common Stock, par value $.01 per share, of the Company and the holders of pre-petition Series A 9% Convertible Preferred Stock of the Company. If any class of unsecured creditors rejects the Plan, the pre-petition common and preferred stockholders would receive no distributions, and the warrants would be distributed as described under "--Litigation Claims," above.

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        TEXACO AND WEST COTE BLANCHE BAY. The Plan would be conditioned on, among other things, either (i) the entry, on or before the date on which the Court confirms the Plan, by the Court of an order permitting (A) the rejection by the Company of the Contract Area Operating Agreement (the "CAOA") with Texaco without the loss by the Company of its leasehold interest in both the shallow and deep rights with respect to the West Cote Blanche Bay field ("WCBB"), (B) the termination by the Company of the CAOA without the loss by the Company of its leasehold interest in WCBB, or (C) the sale, pursuant to 11 U.S.C. ss. 363(h), of all interests in the WCBB shallow rights held by the parties to the CAOA, or (ii) a consensual arrangement with Texaco as to the CAOA and the Company's leasehold interest in WCBB satisfactory to the DLBW Proponent in its sole discretion.

        DLB SPECIAL SERVICES AGREEMENT. The Company would enter into a three-year agreement with DLB pursuant to which DLB will provide certain services (including accounting and geophysical services) to the Company for a fee to be agreed. The terms of the services agreement will be negotiated on an arm's length basis, and must be satisfactory to the Company, DLB and the DLBW Proponent or otherwise approved by the Court as reasonable.

        MANAGEMENT OF REORGANIZED COMPANY. The Board of Directors of New WRT would, for at least three years following the Consummation Date, consist of five members. Regardless of the initial percentage ownership of the new common stock of New WRT, the DLBW Proponent would have the right, for three years following the Consummation Date, to designate three members of New WRT's Board of Directors; the remaining two members would be designated by the Company's Official Committee of Unsecured Creditors, but must be reasonably acceptable to the DLBW Proponent. As a result, the Letter Agreement states, it is expected that senior management will include designees of the DLBW Proponent, and that it is likely to include some members of the current senior management of the Company. Prior to the filing of the Plan and the disclosure statement with respect thereto, the parties to the Letter Agreement plan to finalize the basic terms and conditions of any proposed arrangement regarding senior management, which is likely to be memorialized in one or more employment agreements, the terms of which would be disclosed and/or approved as required by applicable law.

        EMPLOYEE STOCK OPTION PLAN. The Letter Agreement states that the DLBW Proponent will consider the creation of an employee stock option plan for New WRT. If such a plan is created, there would be, as of the effective date of the Plan, 300,000 shares of common stock of New WRT that will be authorized to be issued pursuant to such plan at a price of $3.50 per share. The date of issuance of such shares, and the vesting period under the employee stock option plan, would be determined by the Board of Directors of New WRT at any time after the effective date of the Plan.

        FUNDING FOR PLAN DISTRIBUTIONS. The distributions to be made under the Plan and the amount of available working capital as of the effective date of the Plan is proposed to be funded from the amounts raised through the rights offering, the amount invested by the DLBW Proponent's commitment to purchase the balance of the common stock not purchased in the proposed rights offering, and WRT's unencumbered cash.

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COVENANTS OF THE COMPANY

        Under the Letter Agreement, the Company has agreed that until the earlier of the termination of the Letter Agreement or the Consummation Date:

               (a) the Company will conduct its business only, and will not take any action except in the ordinary course of business and in a manner consistent with past practice and, subject to the applicable provisions of the Bankruptcy Code and the orders of the Court, the Company will use its reasonable efforts to preserve substantially intact its assets and business organization;

               (b) the Company will not amend its Certificate of Incorporation or Bylaws or change its authorized or outstanding capital stock;

               (c) except as set forth in the motion seeking approval of certain employee bonuses previously filed with the Court, and except in amounts that individually or in the aggregate are not material, the Company will not (i) grant to any director or officer or to any employee or consultant any increase in compensation in any form, (ii) grant to any such person any severance or termination pay or benefit, or (iii) make any loan or advance to, or enter into, amend, modify, terminate or renew any compensation benefit or employment agreement or arrangement with, any such person;

               (d) the Company will promptly notify the DLBW Proponent of (i) the occurrence of any change, event or condition that has had, or could reasonably be expected to have, an effect that is materially adverse to the business, results of operation, properties, assets, liabilities or prospects of the Company, (ii) the commencement or threat of commencement of any litigation that might reasonably be expected to have such an effect or (iii) any change in the management of the Company; and

               (e) the Company will not take any action inconsistent with the terms of the DLBW Proposal or this letter agreement without the prior written consent of, and without giving prior written notice to, the DLBW Proponent.

        It should be noted that a possible effect of the Company's agreements under clause (e) above and its agreement to pay expense reimbursement and break-up fees (as described below) could be to discourage other potential parties from submitting competing plans of reorganization to the Company that require the cooperation of the Company.

CONDITIONS TO THE DLBW PROPOSAL

        The obligation of the DLBW Proponent to effect the DLBW Proposal is subject to the satisfaction or waiver by the DLBW Proponent of each of the following conditions:

               (a) the execution and delivery on or before March 31, 1997, of Definitive Agreements containing the terms and conditions set forth in the Letter Agreement and such other indemnities, covenants, representations and warranties and such other terms and

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        conditions (including customary "non-solicitation" provisions and the expense reimbursement, and "break-up fee" provisions described below) as shall be reasonably satisfactory to the DLBW Proponent; the representations and warranties of the Company set forth in the Definitive Agreements shall be true and correct in all material respects on the Consummation Date and have performed all of its obligations required to have been performed on or before the Consummation Date;

               (b) there shall have occurred no change, condition or event (including, without limitation, the institution of litigation) that has had or, in the judgment of the DLBW Proponent, would reasonably be expected to have, an effect that is materially adverse to the business, results of operation, properties, assets, liabilities or prospects of the Company or to the value to the DLBW Proponent of the investment to be made pursuant to the DLBW Proposal. The DLBW Proponent would have no obligation to consummate the DLBW Proposal if any information furnished to it by the Company including, without limitation, the information contained in the Annual Report on Form 10-K for the year ended December 31, 1995, or on the Quarterly Report on Form 10-Q for the three months ended September 30, 1995, or in monthly financial reports of the periods subsequent to September 30, 1995, contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and

               (c) the Plan shall be consistent with the provisions discussed above in "Summary of Proposed Plan of Reorganization," a disclosure statement relating to the Plan shall have been filed with the Court on or prior to December 15, 1996; the Plan shall have been confirmed by the Court pursuant to a confirmation order entered on or prior to March 31, 1997; the order approving the disclosure statement and order confirming the Plan shall be in form and substance reasonably satisfactory to the DLBW Proponent; and the Consummation Date shall have occurred on or prior to April 30, 1997.

POST-PETITION FINANCING

        The offer of the DLBW Proponent to provide the Company with post-petition financing, should the Company pursue said financing, pursuant to the terms of a draft Revolving Credit Agreement (the "Credit Proposal") distributed on September 9, 1996 to INCC, Texaco and the Company's Official Committee of Unsecured Creditors is extended by the Letter Agreement until December 15, 1996. The post-petition financing under the Credit Proposal would be repaid by crediting the loans outstanding against the amount paid by the DLBW Proponent for the new common stock of New WRT purchased by it in the rights offering. If the Plan is not confirmed or consummated the post-petition financing would be repaid in cash.

EXPENSES AND BREAK-UP FEE

        The reasonable out-of-pocket expenses (including, without limitation, the reasonable fees and expenses of counsel and other advisors to the DLBW Proponent) incurred in connection with the preparation, negotiation and consummation of the DLBW Proposal, the Definitive Agreements and the Plan would be for the Company's account under the DLBW Proposal and, upon approval by the

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Court, would be an allowed administrative expense claim under section
503(b)(1)(A) of the Bankruptcy Code, whether or not the transactions contemplated by the DLBW Proposal are consummated. If such transactions are not consummated as a result of the material breach by the DLBW Proponent of its obligations under the Definitive Agreements, the Company would have no obligation to pay the fees and expenses of the DLBW Proponent. Payment of costs and expenses would be made from time to time promptly, and in no event later than 15 days, following written demand therefor by the DLBW Proponent accompanied by appropriate invoices. Any costs and expenses paid to the DLBW Proponent for which it is not eligible because of its breach of the Definitive Agreements would be promptly returned to the Company. The obligation of the Company to reimburse the DLBW Proponent for its costs and expenses are not to exceed $500,000; PROVIDED, HOWEVER, that the DLBW Proponent and the Company each reserve their rights to seek to increase the maximum permitted amount of the expense reimbursement.

        If (i) the Company breaches any of its material obligations under the Definitive Agreements, (ii) the Company reaches an agreement in principle with respect to, accepts a commitment for the purchase of, contracts to sell or sells the Company or a material portion of its assets or operations, or debt or equity securities of the Company, to any person other than the DLBW Proponent or persons approved by the DLBW Proponent, or terminates the Definitive Agreements for any reason other than as a result of a material breach thereof by the DLBW Proponent, or (iii) a plan of reorganization for the Company other than the Plan is confirmed (collectively, a "Break-Up Event"), the Company shall pay to the DLBW Proponent, in addition to the reimbursement of out-of-pocket expenses described above, a fee (the "Break-Up Fee") in the amount of $1,000,000, payable promptly, and in no event later than 15 days, following written demand therefor by the DLBW Proponent. The Break-Up Fee is agreed to be an administrative expense claim under section 503(b)(1)(A) of the Bankruptcy Code. The Break-Up Fee would be payable to the DLBW Proponent if, and only if, at the occurrence of the Break-Up Event, the DLBW Proponent shall have not theretofore exercised any right or stated its intent to terminate or not perform its obligations under the Definitive Agreements, except as a consequence of the failure of the Company to perform its material obligations under the Definitive Agreements.

        The obligations of the Company to pay the Break-Up Fee and expenses to the DLBW Proponent are subject to and conditioned upon approval by the Court of such provisions. The DLBW Proposal (whether or not previously accepted by the Company) and the obligations of the DLBW Proponent hereunder and under the Definitive Agreements shall terminate if such approval has not been obtained from the Court on or prior to November 12, 1996. The Company has agreed to use its best efforts to obtain such approval and has agreed to submit motion papers for such approval to the Court on October 30, 1996.

CONFIDENTIALITY

        The Letter Agreement states that no information concerning the DLBW Proposal or the Letter Agreement, or any discussions in connection therewith, may be disclosed by the Company without the prior written approval of the DLBW Proponent, except disclosure pursuant to an order of the Court or disclosure reasonably required in connection with motions or other pleadings required to be filed by the Company by the others of the Letter Agreement or in connection with the DLBW Proposal. Similarly , the Letter Agreement provides that neither the Company nor the DLBW

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Proponent will issue any press releases or similar statement without the prior approval of the other party, which approval is not to be unreasonably withheld.

TERMINATION

        The DLBW Proposal and the Letter Agreement may be terminated by mutual consent of the Company and the DLBW Proponent at any time prior to the execution of Definitive Agreements. In addition, the DLBW Proposal and the Letter Agreement may be terminated by the DLBW Proponent by written notice to the Company in the event (i) the Definitive Agreements have not been executed and delivered by the Company on or before March 31, 1997, (ii) any of the conditions to the obligations of the DLBW Proponent to consummate the DLBW Proposal cannot be satisfied (unless such condition has previously been waived in writing by the DLBW Proponent) or (iii) a Break-Up Event occurs. The provisions of expense reimbursement and Break-Up Fee Provisions of the Letter Agreement and certain confidentiality agreements are to survive any such terminations.

                                    SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 5, 1996

                                   WRT ENERGY CORPORATION

                                   By: /s/ RAYMOND P. LANDRY
                                           Raymond P. Landry
                                           Chairman and Chief Executive Officer

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                                   EXHIBITS TO
                                CURRENT REPORT ON
                                    FORM 8-K
                                       OF
                             WRT ENERGY CORPORATION

  EXHIBIT NO.                   DESCRIPTION
---------------          -----------------------------------------------------
                         Letter agreement by and among WRT Energy Corporation, DLB Oil & Gas, Inc. and Wexford Management, LLC dated
     10.1                October 22, 1996 and amended October 28, 1996.

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